Exhibit 99.1

          MINUTES OF MEETING OF THE BOARD OF DIRECTORS
         OF PCS EDVENTURES!.COM, INC., ON AUGUST 14, 2006

     A meeting of the Board of Directors of PCS Edventures!.Com, Inc., was held at the offices of the Corporation, 345 Bobwhite Court, Suite 200, Boise, Idaho, on August 14, 2006. In the absence of the Secretary of the Corporation, Donald J. Farley, the Chairman appointed Michael K. McMurray as temporary Secretary.

     Chairman of the Board and President of the Corporation, Anthony A.
Maher, called the meeting to order at 10:05 a.m. Directors Michael K. McMurray and Cecil D. Andrus were present, along with Assistant Chief Financial Officer, Shannon M. Wilson. Director Donald J. Farley was unable to attend the meeting. All members of the Board attending signed a Waiver of Notice of the Meeting, a copy of which is attached to these Minutes.

     Chairman Maher first discussed the roles of Christina M. Vaughn and Shannon M. Wilson, CFO and Assistant CFO with the Corporation, respectively. Mr. Maher stated that Ms. Vaughn should be promoted to Chief Compliance Officer effective September 1, 2006. Her salary would be $2,000 per month, with all benefits continuing as currently provided. Ms. Vaughn will be responsible for SOX compliance, succession planning, disaster recovery planning, SEC compliance oversight, and internal controls. Ms. Vaughn would report directly to the Audit Committee.

     Ms. Wilson be promoted to the position of Chief Financial Officer and become a Vice President of the Corporation in recognition of her progress and growth to date, effective September 1, 2006. Upon motion duly made, seconded and unanimously adopted, it was

     RESOLVED, that effective September 1, 2006, Christina M. Vaughn be promoted to Chief Compliance Officer with responsibilities and salary as described above. Shannon M. Wilson is promoted to the position of Chief Financial Officer and Vice President of the Corporation, effective September 1, 2006.

     Ms. Wilson updated the Board as to the status of the annual meeting, which was previously scheduled for August 10, 2006. She reiterated to the Board that the proxy statement had received a comment letter from the Securities and Exchange Commission on July 13, 2006. The new annual meeting date is tentatively scheduled for September 19, 2006, at 9:00 a.m., Mountain Standard Time, at the offices of the Corporation. This meeting will not be confirmed until the proxy statement comment process has been completed.


     Chairman Maher advised the Board that an updated employee handbook has been prepared by Ms. Wilson and has become effective August 1, 2006. As part of the revised employee handbook, employees are to disclose any outside involvement in any business ventures or activities that may pose a potential conflict of interest. Chairman Maher presented to the Board a copy of a letter dated August 2, 2006, from Executive Vice President and Chief Technology Officer Robert O. Grover. In this letter, Mr. Grover stated that he operates a web marketing company called White Jaguar Technology Solutions. In this letter, Mr. Grover stated that he did not believe this posed a potential conflict of interest with his duties at the Corporation. The Audit Committee, made up of Directors McMurray and Andrus, reviewed the letter. The Audit Committee concluded the business in which Mr. Grover is involved would not, in their opinion, pose a potential conflict of interest. Upon motion duly made, seconded and unanimously adopted, it was

     RESOLVED, that Mr. Grover be allowed to continue with his business venture in White Jaguar Technology Solutions and to keep the Board and Mr. Maher seasonably advised of the nature of the business and his business activities so that the Board can continue to monitor the matter such that no conflict of interest may arise in the future.

     Chairman Maher informed the Board that the letter of intent previously authorized by the Board to purchase certain assets of Educational Enterprise Solutions (E2S) was coming to fruition. The state of this transaction is set to close on or before August 31, 2006. Mr. Maher stated that the proposed transaction involved the Corporation issuing 375,000 shares of Rule 144 stock of the Corporation for purchase of the assets. Director McMurray voiced approval of the transaction. Upon motion duly made, seconded and unanimously adopted, it was

     RESOLVED, that Chairman Maher is authorized to pursue to close the asset purchase transaction with E2S on the terms set forth above.

     Ms. Wilson gave each member of the Board a copy of letters from HJ & Associates, LLC, the Corporation's auditors, regarding the internal controls in the 2006 fiscal year end audit as well as a proposed response to those letters. She then discussed each paragraph within the responsibility of the Board. Upon motion duly made, seconded and unanimously adopted, it was

     RESOLVED, that the response letter be approved.

     There being no further business, the meeting was adjourned at 10:50 a.m.

     DATED the 31st of August, 2006
                                          /s/Michael K. McMurray

                                   Michael K. McMurray
                                   Acting Secretary

Approval:
/s/Anthony A. Maher
_______________________
Anthony A. Maher
Chairman and President